EXHIBIT 10.18

                              NOTICE OF ACCEPTANCE

APPLICANT: Fu- Lin, ZHOU


The application submitted on August 20, 1995 to obtain patent of invention named A BUILDING ADDITION SHOCK REDUCING METHOD satisfies requirements of patent application. According to section twenty-eight of the Patent Act and section thirty-nine in Details and Regulations of the Patent Act, this application has been accepted. The application number and application date are assigned as followings :



APPLICATION NUMBER  :            95 1 09347.9
APPLICATION DATE    :            950820

FEE : 1 - 80% Reduced


Explanation in Brief:

This notice is a proof indicating that the Department of Patent of China has accepted the applicant's application for a patent.

The Application number is the file number assigned by the Department of Patent of China. Nine digits or characters compose the application number. The third digit counting from the left represents the type of the application. Digit "1" stands for invention; Digit "2" stands for practical new model type; Digit "3"stands for apparent design. If the applicant finds that the application number does not correctly stands for his/her application type, he/she should ask the Department of Patent to make correction within 15 days from the date when this notice is received by the applicant.

According to the twenty-eighth regulation stated in the Patent Act, if the application is submitted by mail, the date of the postmark on the application documents is assigned as the application date. If the applicant finds the application date assigned different from the mailing date, he/ she can ask the Department of Patent to change the application date provided with proof of the mail register within one month from the date when this notice is received by the applicant.

This notice has very important instructions printed on the back. It is the applicants' responsibilities to read those instructions carefully.